EXHIBIT 4.2

EXECUTION VERSION

LEUCADIA NATIONAL CORPORATION

AND

THE BANK OF NEW YORK MELLON,

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of October 18, 2013

THIS SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture No. 1”), dated as of October 18, 2013, is between LEUCADIA NATIONAL CORPORATION, a New York corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of October 18, 2013 between the Company and the Trustee (the “Base Indenture”, together with this Supplemental Indenture No. 1, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, Section 9.01(g) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.02 or Section 3.01 of the Base Indenture;

WHEREAS, pursuant to Section 3.01 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 5.50 % Senior Notes due 2023 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture No. 1; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 1 and all requirements necessary to make this Supplemental Indenture No. 1 a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No. 1 has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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ARTICLE 1
Definitions

Section 1.01. Relation to Base Indenture. This Supplemental Indenture No. 1 constitutes an integral part of the Base Indenture.

Section 1.02. Definition Of Terms. For all purposes of this Supplemental Indenture No. 1:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Supplemental Indenture No. 1 has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the following terms have the meanings given to them in this Section 1.02(e):

“Change of Control” means the occurrence of any one of the following:

(i) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(ii) the first day on which the majority of the members of the Company’s board of directors cease to be Continuing Directors; or

(iii) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Offer” shall have the meaning set forth in Section 4.01(a).

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“Change of Control Payment” shall have the meaning set forth in Section 4.01(a).

“Change of Control Payment Date” shall have the meaning set forth in Section 4.01(b)(ii).

“Change of Control Purchase Notice” shall have the meaning set forth in Section 4.01(b).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such Redemption Date.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

(i) was a member of such board of directors on the date of the Indenture; or

(ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Fitch” means Fitch Ratings, or any successor to its rating business.

“Global Note” shall have the meaning set forth in Section 2.04.

“Indebtedness” shall have the meaning set forth in Section 5.01.

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“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Interest Period” shall have the meaning set forth in Section 2.05(a).

“Investment Grade” is defined as BBB- or higher by S&P or Fitch or Baa3 or higher by Moody’s or the equivalent of such ratings by Moody’s or S&P or Fitch.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

“Make-Whole Redemption Price” shall have the meaning set forth in Section 3.01(a).

“Material Subsidiary” means any Subsidiary of the Company; provided that the Company’s investments in and advances to such Subsidiary at the date of determination thereof, without giving effect to any write-downs in such investments or advances taken within the prior 12 months, represent 20% or more of the Company’s total shareholders’ equity as of such time determined in accordance with generally accepted accounting principles; provided, however, that this definition shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under Title 11 of the U.S. Code or any similar Federal or state law for the relief of debtors with respect to such Subsidiary.

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating business.

“New York Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation, or executive order to be closed in New York, New York.

“Optional Redemption Price” shall have the meaning set forth in Section 3.01(b).

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“Par Redemption Price” shall have the meaning set forth in Section 3.01(b).

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.

“Ratings Decline” means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “Trigger Period”), the rating of the Notes shall be reduced by at least two Rating Agencies and the Notes shall be rated below Investment Grade by each of the Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have had a Ratings Decline to below Investment Grade by at least two of the three Rating Agencies during that Trigger Period; provided that a Ratings Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Decline for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or the Company in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Decline).

“Record Date” shall mean, with respect to any Interest Payment Date for the Notes, the third day, whether or not a New York Business Day, of the calendar month in which such Interest Payment Date falls.

“Redemption Date” shall mean, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and such Notes.

“Reference Treasury Dealer” means Jefferies LLC, or an affiliate, which is a primary U.S. government securities dealer in the United States of America and its successor plus two other primary U.S. government securities dealers in the United States of America designated by the Company; provided,

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however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third New York Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s Ratings Group, Inc. or any successor to its rating business.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture No. 1 and the paragraph preceding such recitals.

ARTICLE 2
General Terms and Conditions of the Notes

Section 2.01. Designation and Principal Amount. The Notes may be issued from time to time upon receipt by the Trustee of an Authentication Order pursuant to Section 3.03 of the Base Indenture. There is hereby authorized a series of Securities designated as the 5.50% Senior Notes due 2023 limited in aggregate principal amount to U.S. $750,000,000 (except for Notes authenticated and delivered in accordance with the sixth paragraph of Section 3.01 of the Base Indenture and upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.06 of the Base Indenture).

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Section 2.02. Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is October 18, 2023 (the “Maturity Date”).

Section 2.03. Form, Payment and Appointment. Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form. Principal of and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee in the Borough of Manhattan, the City of New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided, that the Paying Agent shall have received written notice of such account designation at least five New York Business Days prior to the date of such payment.

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.

The Notes shall be issuable in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof.

The Specified Currency of the Notes shall be U.S. Dollars.

Section 2.04. Global Note. The Notes shall be issued initially in the form of a permanent global security in registered form (a “Global Note”), deposited with The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate. Unless and until such Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

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Section 2.05. Interest. (a) Interest payable on any Interest Payment Date, the Maturity Date or, if applicable, the Redemption Date, with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of October 18, 2013, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Maturity Date or, if applicable, Redemption Date, as the case may be (each, an “Interest Period”).

(b) The Notes will bear interest at the rate of 5.50% per year from the original issue date thereof to the Maturity Date. Interest on the Notes shall be payable semi-annually in arrears on April 18 and October 18 of each year (each, an “Interest Payment Date”), commencing April 18, 2014, to the Persons in whose names the relevant Notes are registered at the close of business on the Record Date for such Interest Payment Date.

(c) The amount of interest payable for any full semi-annual Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a New York Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a New York Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(d) In the event that the Maturity Date or a Redemption Date for any Note falls on a day that is not a New York Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a New York Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date or a Redemption Date, as the case may be).

Section 2.06. No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

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ARTICLE 3
Redemption of the Notes

Section 3.01. Optional Redemption by Company. (a) At any time or from time to time prior to January 18, 2023, the Company shall have the right at its option to redeem the Notes, in whole or in part, at a redemption price (the “Make-Whole Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of each remaining scheduled payment of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 45 basis points, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date.

With respect to any redemption occurring prior to January 18, 2023, the Company shall give the Trustee notice of the Make-Whole Redemption Price promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(b) At any time or from time to time on or after January 18, 2023, the Company shall have the right at its option to redeem the Notes, in whole or in part, at a redemption price (the “Par Redemption Price” and together with the Make-Whole Redemption Price, each an “Optional Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed; plus, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date.

(c) On and after a Redemption Date, interest will cease to accrue on the Notes called for redemption or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Optional Redemption Price and accrued and unpaid interest). On or before the Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the Optional Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the Trustee by such method as the

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Trustee will deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part, provided, that if at the time of redemption the Notes to be redeemed are registered as a Global Note, the Depositary shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes.

(d) The Company will mail notice of such redemption to the registered holders of the Notes to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date.

Section 3.02. No Other Redemption. Except as set forth in Section 3.01, the Notes shall not be redeemable by the Company prior to the Maturity Date. The provisions of this Article 3 shall supersede any conflicting provisions contained in Article 11 of the Base Indenture.

ARTICLE 4
Change of Control Triggering Event

Section 4.01. Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Article 3 hereof by giving notice thereof pursuant to Section 11.04 of the Base Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, the Company will be required to mail a notice (the “Change of Control Purchase Notice”) to each Holder of Notes stating:

(i) that the Change of Control Offer is being made pursuant to this Article 4;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the “Change of Control Payment Date”);

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(iii) that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(v) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second New York Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;

(vi) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(vii) any other information material to such Holder’s decision to tender Notes.

(c) Notwithstanding anything to the contrary in this Article 4, a transaction will not be deemed to involve a Change of Control under clause (1) of the definition thereof if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

(d) The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Article 4 and purchases all Notes validly

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tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary in this Article 4, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Holders electing to have a Note or portion thereof repurchased pursuant to a Change of Control Offer will be required to surrender the Note (which, in the case of Notes in book-entry form, may be by book-entry transfer) to the Paying Agent at the address specified in the applicable Change of Control Purchase Notice prior to the close of business on the New York Business Day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures set forth in such Change of Control Purchase Notice.

On any Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver the repurchased Notes or cause the repurchased Notes to be delivered to the Trustee for cancellation, accompanied by an Officers’ Certificate stating the aggregate principal amount of repurchased Notes and that all conditions precedent provided for in the Notes and the Indenture relating to such Change of Control Offer and the repurchase of Notes by the Company pursuant thereto have been complied with.

Interest on Notes and portions of Notes duly tendered for repurchase pursuant to a Change of Control Offer will cease to accrue on and after the applicable Change of Control Payment Date, unless the Company shall have failed to accept such Notes and such portions of Notes for payment, failed to deposit the total Change of Control Payment in respect thereof or failed to deliver the Officers’ Certificate, all as required by, and in accordance with, the immediately preceding paragraph.

The Company will promptly pay, or will cause the Paying Agent to promptly pay (by application of funds deposited by the Company), to each Holder of Notes (or portions thereof) duly tendered and accepted for payment by the

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Company pursuant to a Change of Control Offer, the Change of Control Payment for such Notes, and the Company will cause the Trustee to promptly authenticate and mail (or deliver by book entry transfer, as applicable) to each such Holder a new Note equal in principal amount to the unpurchased portion, if any, of the Notes surrendered by such Holder; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall, or shall cause the Trustee to, promptly mail (or cause to be delivered by book entry transfer, as applicable) to the Holders thereof any Notes not so accepted for payment by the Company.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Article 4, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Article 4 by virtue of such conflict.

ARTICLE 5
Covenants

In addition to the covenants set forth in the Base Indenture, the Company agrees solely for the benefit of the Holders of the Notes that:

Section 5.01. Limitations on Liens. The Company will not, and will not permit any Material Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money (“Indebtedness”) if such Indebtedness is secured by a Lien on (including any pledge of or security interest in) any shares of common stock of any Material Subsidiary, without providing that the Notes and, at the option of the Company, any other Indebtedness ranking equally and ratably with such Indebtedness, is secured equally and ratably with (or prior to) such other secured Indebtedness, except that the foregoing restriction shall not apply to (i) any Lien on any shares of common stock of any Material Subsidiary acquired after the date of the Indenture to secure or provide for the payment of the purchase price or acquisition cost thereof, (ii) any Lien on shares of common stock of any Material Subsidiary acquired after the date of the Indenture existing at the time such Material Subsidiary is acquired, (iii) Liens in favor of the Company or any Subsidiary, and (iv) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in clauses (i) through (iv), inclusive.

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ARTICLE 6
Form of Notes

Section 6.01. Form of Notes.

The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 7
Original Issue of Notes

Section 7.01. Original Issue of Notes. Notes having an aggregate principal amount of U.S. $750,000,000 (subject to Sections 3.01, 3.04, 3.05, 3.06, 9.06 and 11.06 of the Base Indenture) may from time to time, upon execution of this Supplemental Indenture No. 1, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 8
Supplemental Indentures

Section 8.01. Supplemental Indentures with Consent of holders of Notes. As set forth in Section 9.02 of the Base Indenture, with the consent of the holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this Supplemental Indenture No. 1 or of modifying in any manner the rights of the holders of the Securities of each such series under the Base Indenture.

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ARTICLE 9
Miscellaneous

Section 9.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No. 1, is in all respects ratified and confirmed, and this Supplemental Indenture No. 1 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. All provisions included in this Supplemental Indenture No. 1 supersede any conflicting provisions included in the Base Indenture unless not permitted by law.

Section 9.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 1. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 9.03. Governing Law. THIS SUPPLEMENTAL INDENTURE NO. 1 AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.04. Separability Clause. In case any provision in this Supplemental Indenture No. 1 or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.05. Counterparts. This Supplemental Indenture No. 1 may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed, as of the day and year first written above.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 1]

EXHIBIT A

[IF THIS NOTE IS TO BE A GLOBAL NOTE, INSERT:]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEUCADIA NATIONAL CORPORATION

5.50% Senior Note due 2023

ISIN: US527288BE32	CUSIP: 527288 BE3

No.	$[ ]

LEUCADIA NATIONAL CORPORATION, a corporation organized and existing under the laws of New York (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ___________, or registered

A-1

assigns, [the principal sum of $ ______________]1 on October 18, 2023 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon from October 18, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 18 and October 18 of each year (each, an “Interest Payment Date”), commencing April 18, 2014 at the rate of 5.50% per annum, on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name the relevant Notes, or any predecessor Notes, are registered at the close of business on the Record Date for such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in The City of New York, which shall initially be the Corporate Trust Office of the Trustee located therein, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

1 USE THE FOLLOWING LANGUAGE INSTEAD FOR GLOBAL NOTES: [the principal sum as set forth in the Schedule of Increases or Decreases In Note attached hereto]

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated: _____________

THE BANK OF NEW YORK MELLON
as Trustee

By:
Authorized Signatory

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REVERSE OF NOTE

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of October 18, 2013, between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee), as amended and supplemented by Supplemental Indenture No. 1, dated as of October 18, 2013, between the Company and the Trustee (“Supplemental Indenture No. 1” and together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $750,000,000.

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

The Notes of this series are not entitled to the benefit of any sinking fund.

At any time or from time to time prior to January 18, 2023, the Company shall have the right at its option to redeem the Notes of this series, in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes of this series to be redeemed; and

(ii) the sum of the present values of each remaining scheduled payment of principal of and interest on the Notes of this series to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest on the principal amount of the Notes of this series to be redeemed to the Redemption Date.

At any time or from time to time on or after January 18, 2023, the Company shall have the right at its option to redeem the Notes of this series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes of this series to be redeemed; plus, accrued and unpaid interest on the principal amount of the Notes of this series to be redeemed to the Redemption Date.

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Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Article 3 of Supplemental Indenture No. 1 by giving notice thereof pursuant to Section 11.04 of the Base Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes of this series to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”).

Notwithstanding anything to the contrary in Article 4 of Supplemental Indenture No. 1, a transaction will not be deemed to involve a Change of Control under clause (1) of the definition thereof if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes of this series validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary in Article 4 of Supplemental Indenture No. 1, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Indenture contains provisions for defeasance of the obligations of the Company at any time upon compliance by the Company with certain conditions set forth therein, which provisions apply to the Notes of this series.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Notes of each series affected thereby and at the time Outstanding. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Notes of a series at the time Outstanding, on behalf of the holders of all Notes of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, except as provided for in Section 2.04 of Supplemental Indenture No. 1. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, and except as provided for in the Indenture, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the

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Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date: _____________

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $[            ]. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee